Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-8, of our report dated December 27, 2012 relating to the consolidated balance sheets as of September 30, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), consolidated statements of  equity and cash flows for the years ended September 30, 2012 and 2011 of CD International Enterprises, Inc. We also consent to the reference to our firm under the caption "Experts" in the prospectus.

/s/ SHERB & CO., LLP
SHERB & CO., LLP,
Certified Public Accountants
Boca Raton, Florida
June 14, 2013